Exhibit 23.7

Market Research Provider Firm’s Consent

We consent to the following reference to our firm or to reports issued by our firm under the caption “Competitive Strengths” in the Business section of the registration statement (Form S-1) and related prospectus of Momentive Performance Materials Holdings LLC for the registration of its common stock.

The Freedonia Group, Inc.

By:	/s/ Corinne Gangloff
Title:	Media Relations Director

Cleveland, Ohio

May 25, 2011